Exhibit 10.41

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between YUCAIPA CORPORATE INITIATIVES FUND I, L.P. and YUCAIPA CORPORATE INITIATIVES FUND I, LLC (collectively "Yucaipa"), on the one hand, and MESA AIR GROUP, INC. ("Mesa"). The Agreement concerns the settlement and compromise of certain claims and disputes that relate to the action entitled Aloha Airlines, Inc., et al. v. Mesa Air Group, Inc., which is pending in the United States District Court for the District of Hawaii (the "Court") as Case No. CV 07-00007 DAE/BMK (the "Action").

In consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, each of the Parties1 to this Agreement agrees, promises, covenants, represents, warrants and stipulates as follows:

1. Effective Date. This Agreement, including any and all Exhibits hereto, is made and effective as of November 28, 2008 (the "Effective Date").

2. Parties and Disputes Resolved

(a) The "Aloha Parties" refers to Aloha Airlines, Inc., Aloha Air Group Inc. (collectively "Aloha"), their parent, subsidiary and affiliated entities, and all of their respective past, present and future divisions, departments, units, affiliates, members, investors, partners, joint ventures, joint venturers, affiliated partnerships, stockholders, shareholders, predecessors,

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1   In this Agreement, Yucaipa and Mesa are referred to individually as a "Party" and referred to collectively as the "Parties."

successors, assigns, officers, directors, employees, agents, representatives, attorneys and independent contractors.

(b) The "Yucaipa Parties" refers to Yucaipa, its parent, subsidiary and affiliated entities, and all of their respective past, present and future divisions, departments, units, affiliates, members, investors, partners, joint ventures, joint venturers, affiliated partnerships, stockholders, shareholders, predecessors, successors, assigns, officers, directors, employees, agents, representatives, attorneys and independent contractors.

(c) The "Mesa Parties" refers to Mesa, its parent, subsidiary and affiliated entities, and all of their respective past, present and future divisions, departments, units, affiliates, members, investors, partners, joint ventures, joint venturers, affiliated partnerships, stockholders, shareholders, predecessors, successors, assigns, officers, directors, employees, agents, representatives, attorneys and independent contractors.

(d) This Agreement fully and finally settles all issues and disputes that were raised or could have been raised by Aloha, Yucaipa, or Mesa in the Action and releases the Mesa Parties and the Yucaipa Parties from any and all disputes, claims, counterclaims and causes of action that arise out of or are in any way connected with or related to the matters set forth or alleged in the pleadings or other papers on file in the Action, whether or not alleged in the Action, including but not limited to all claims arising from the Non-Disclosure Agreements dated January 6, 2005 and January 25, 2006 and Mesa's introduction of flight service into the Hawaiian inter-island market and fare pricing and other business activities therein.

3. Obligations of Yucaipa

(a) Licensing Agreement. Upon the consummation of Yucaipa's acquisition of Aloha's Assets (as defined in the Asset Purchase Agreement, by and among Yucaipa and Dane S. Field, as Chapter 7 Trustee (the "Trustee") for Aloha and AirGroup Acquisition, Inc., filed with the Bankruptcy Court on October 7, 2008 (the "Asset Purchase Agreement")), which is subject to certain conditions, including but not limited to, the Bankruptcy Court's approval of the purchase of the Assets by Yucaipa, Yucaipa will acquire from Aloha all rights, title and interest it has in the "Aloha" name and/or the "Aloha Airlines" name. As soon as practicable after Yucaipa acquires the "Aloha" name and the "Aloha Airlines" name, Yucaipa will enter in an agreement with Mesa (the "Licensing Agreement") whereby Yucaipa will, on a non-exclusive basis subject to Section 8(f) of this Agreement, license the "Aloha" name and the "Aloha Airlines" name (collectively, the "Licenses") to Mesa for 10 years, including all rights, title and interest acquired by Yucaipa in those names pursuant to Article 3 of the Asset Purchase Agreement. Neither the Licensing Agreement nor any of the Licenses may be assigned by Mesa (including by merger, change of control or otherwise) to any party, other than, any direct or indirect wholly-owned subsidiary of Mesa (and only for so long as it remains a direct or indirect wholly-owned subsidiary of Mesa), provided that Mesa remains liable for all payments under the License Agreement. Should Mesa cease inter-island flight operations, it shall have the right, upon written notice to Yucaipa, to terminate the Licensing Agreement and the Annual, Revenue and Profit Sharing Payments provided for in Paragraphs 5(a)(i) and 5(a)(ii) below.

Agreement, Yucaipa shall provide Mesa an executed Stipulation of Dismissal of Entire Action seeking the dismissal of the entire Action with prejudice (the "Stipulation"). The Stipulation shall be effective at 5:00 p.m. Hawaii time 91 days after the Effective Date (the "Dismissal Effective Date"); provided, however, that if a petition for relief under 11 U.S.C. has been filed by or against Mesa on or prior to 5:00 p.m. Hawaii time 91 days after the Effective Date, the Dismissal Effective Date shall not occur until the expiration of any statute of limitations for the avoidance and/or recovery of the transfers and payments by Mesa pursuant to the terms of Sections 4(a) and (b) of this Agreement (collectively, the "Transfers"). In the event Mesa or any entity acting through, on behalf of or in the name of Mesa or its estate seeks during any applicable statute of limitations to avoid and/or recover, and avoids and/or recovers, any of the Transfers, the Dismissal Effective Date shall be deemed to have never occurred. The Stipulation shall be substantially in the form of Exhibit A to this Agreement. Within 1 business day following Mesa's receipt of the Stipulation executed by Yucaipa, Mesa shall execute the Stipulation and lodge it with the Court. Without limiting the terms of Section 8(e), during the period expiring on the earlier of (a) the Dismissal Effective Date and (b) the avoidance and/or recovery of any of the Transfers by Mesa or any entity acting through, on behalf of or in the name of Mesa or its estate, neither Party shall pursue the Action or commence or pursue any proceeding asserting claims provided to be released under this Agreement, in any capacity, against the other Party whether as a named plaintiff or otherwise.

4. Obligations of Mesa for Dismissal of Action. Mesa agrees to do the following:

(a) Mesa Air Group Ownership. Upon Yucaipa's delivery of the executed Stipulation as provided in Paragraph 3(b), Mesa will issue to Yucaipa 2,692,800 unregistered shares of Mesa Air Group common stock (the "Stock Consideration") in a private placement transaction within three business days. By January 15, 2008, Mesa agrees to file a shelf registration statement on Form S-1 in order to register the resale of such shares by Yucaipa in public transactions. Mesa agrees to keep such registration continuously effective for a period of one year. Yucaipa will provide Mesa with such customary investment representations as Mesa may reasonably request in connection with the issuance of such shares.

(b) Cash Payment. Mesa shall make a cash payment of $2,000,000 to Yucaipa on the Effective Date.

5. Obligations of Mesa for Licensing Agreement. After the execution of the Licensing Agreement by all the Parties as provided in Paragraph 3(a) and upon the dates specified below, Mesa agrees to do the following:

(a) Annual, Revenue and Profit Sharing Payments. For a period of ten years commencing on the date Mesa's obligations are triggered under this Section 5 (the "Term"), subject to Mesa's right to terminate under Paragraph 3(a) above:

(i) For each year of the Term, Mesa will pay Yucaipa 1% of the passenger ticket revenue generated from all Hawaiian inter-island flight operations conducted by Mesa or any of its affiliates(the "Revenue Payments"), subject to a minimum annual Revenue Payment of $600,000 (the "Annual Minimum Payment"). The Annual Minimum Payment for the first year of the Term shall be due no later than 5 business days after execution of the Licensing Agreement by all the parties thereto (the "Payment Date"). The Annual Minimum Payment for each subsequent year shall be due on the anniversary of the Payment Date. Any Revenue Payment in excess of the Annual Minimum Payment shall be due and payable on the 60th day following the end of each such annual period.

(ii) For each year of the Term, Mesa will pay Yucaipa an amount (the "Profit Sharing Payments") equal to 30% of the pre-tax operating profits from Mesa's operations in the Hawaiian inter-island market (which amount shall be computed by including only costs directly associated with the go! operations in Hawaii and shall include an overhead allocation based on $27,000 per month for 50-seat aircraft that are in service (including no more than one operational spare aircraft for up to ten aircraft in service and excluding any aircraft in long-term storage), less the Revenue Payments described in Paragraph 5(a)(i) above. Payments made under this paragraph will be calculated and paid quarterly and trued up annually. Mesa shall provide certified monthly revenue and quarterly financial statements to Yucaipa to verify the calculation of Profit Sharing Payments.

(b) Promissory Note. Mesa will deliver to Yucaipa within five business days after the Effective Date a $5 million promissory note, payable quarterly over five years, at LIBOR + 350 basis points interest, reset quarterly (the "Note"). The Note will be effective and enforceable as of the Effective Date, but will provide that all payments thereunder will be deferred until the earlier of (i) the date on which Mesa ceases flight operations in the Hawaiian inter-island market, (ii) the date on which Mesa fails to make any payment required by the terms of this Agreement, and (iii) the date on which Mesa materially breaches any obligation or covenant set forth in this Agreement. The period from the Effective Date until the earlier of (i), (ii) or (iii) in the preceding sentence shall be deemed the "Payment Deferral Period". In the event of (ii) or (iii), Yucaipa shall give Mesa written notice of Mesa's alleged nonpayment or breach, as well as 15 days to cure such alleged nonpayment or breach; provided, however, that in the event Yucaipa is precluded from providing such written notice for any reason under applicable law, this sentence shall become inapplicable.

If the Payment Deferral Period has not been terminated by the end of the first five years of the Term, the principal owing on the Note shall decrease automatically on a straight-line basis over the remaining five years of the Term until such time, if ever, that the Payment Deferral Period is terminated, at which time Mesa would have to pay the Note in the amount of the remaining principal over the remaining portion of the five-year term according to the terms set forth above in this paragraph.

(c) Aloha Employee Passes. For the duration of the Licensing Agreement, Mesa will issue 6 space available free round trip passes per year to each Aloha employee as of the date of Aloha's bankruptcy filing this year; provided, however, that Yucaipa shall not have any obligations or liability under this Section 5(c). Industry standard service fees will apply to the passes issued under this paragraph, but will not exceed $20 per segment.

(d) Security Agreement. The Note will be secured by a first priority lien on certain Mesa assets with a fair market value equal to 125% of the principal amount of the Note, such security to be augmented from time to time, if necessary, to ensure that the security continues to have a fair market value equal to 125% of the principal amount of the Note, pursuant to a security agreement to be entered into within five business days after the Effective Date.

6. Mutual Release

(a) Effective the Dismissal Effective Date, Yucaipa, for itself and on behalf of any person or entity to the extent it could claim by, through or under Yucaipa, will fully and finally release and discharge the Mesa Parties, and Mesa, for itself and on behalf of any person or entity to the extent it could claim by, through or under Mesa, will fully and finally release and discharge the Yucaipa Parties, from any and all past, present or future claims, rights, demands, debts, obligations, losses, causes of action, actions, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys' fees, liabilities and indemnities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether actually pled or raised in the Action, whether at law, equity, administrative, statutory or otherwise, and whether for legal or equitable relief, including commercial damages, lost profits, lost future opportunities, lost business, injunctive relief, or compensatory, punitive or any other kind of damages, including all claims for attorneys' fees and costs, which Yucaipa or Mesa, as applicable, ever had in the past, presently may have or which may hereafter accrue against the Mesa Parties or the Yucaipa Parties, as applicable, arising from or pertaining to the issues, disputes and matters that were raised or could have been raised by Yucaipa or Mesa, as applicable, in connection with the Action. All of the foregoing under this paragraph shall be referred to as the "Released Claims."

(b) This Agreement is intended to include in its effect, without limitation, all claims arising out of or pertaining to the issues, disputes and matters identified in Paragraph 2(d) which the Parties do not know or suspect to exist at the time of execution of this Agreement. Effective the Dismissal Effective Date, the Parties will waive and relinquish every right or benefit which they have or may have to claims which they did not know or suspect to exist at the time of execution of this Agreement under any law of the United States, Arizona, Hawaii or the laws of other states or jurisdictions to the full extent that they may lawfully waive such right or benefit pertaining to the subject matter of the Action. In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Action, but that they intend to fully, finally, and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected, which have ever existed, now exist or may exist at some time in the future that arise out of or relate to the issues, disputes and matters set forth in Paragraph 2(d) on the Dismissal Effective Date. The release set forth in this paragraph shall be, and remain in effect as, a full and complete release of the Released Claims, notwithstanding the discovery or existence of any such additional or different facts that arise out of or relate to the issues, disputes and matters set forth in Paragraph 2(d).

7. Materiality of Representations, Warranties, and Covenants. The Parties acknowledge and agree that each of the representations, warranties, and covenants in this Agreement are material to and were relied upon by the Parties in entering into this Agreement. The Parties further acknowledge and agree that any breach of these representations, warranties or covenants constitutes a material breach of this Agreement.

8. Representations, Warranties and Covenants. The Parties hereby represent, warrant and covenant that:

(a) Power and Authority. Each Party has the full and unrestricted power, legal right, capacity and authority to enter into this Agreement, to carry out the releases contemplated hereby, and to perform the obligations set forth herein.

(b) No Other Actions. Except as set forth in this Agreement, no other or further action is necessary for the Parties to enter into this Agreement and all other documents contemplated hereby and thereby.

(c) Ownership of Claims. Yucaipa represents and warrants that it acquired all of Aloha's interest and rights in the Action pursuant to the terms of the Asset Purchase Agreement, dated as of June 13, 2008, by and among Yucaipa and the Trustee (the "Action Asset Purchase Agreement"), and subject to the terms of the Action Asset Purchase Agreement and the Sale Order (as defined in the Action Asset Purchase Agreement). Should any other person or entity allege an interest or right in the Released Claims, the Parties will cooperate with each other (at the expense of the Party requesting such cooperation) to seek the release of such Released Claims in the same form as Paragraph 6. If the person or entity alleging such an interest or right obtained such interest or right as a result of an assignment by one of the Parties to such person or entity, and such release is not obtained, the Party who assigned such interest or right shall indemnify and defend the other Party against any suit, claim or any alleged interest or right to any Released Claims.

(d) Survival. All representations, warranties, covenants and agreements of the Parties contained in this Agreement survive the delivery of this Agreement.

(e) Covenant Not to Sue. Neither Party has filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) against the other Party any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding which is pending other than the Action. Neither Party shall commence any such action or proceeding asserting claims released under this Agreement in the future, in any capacity, against the other Party whether as a named plaintiff or otherwise after the dismissal of the Action with prejudice has become effective pursuant to Paragraph 3(b) above, including any claims or suits by Yucaipa against the Mesa Parties arising from the use, whether past, present or future, of materials obtained by Mesa pursuant to the Non-Disclosure Agreements.

(f) Covenant Not to License. Subject to Mesa's compliance with its obligations under this Agreement, Yucaipa will not license the Licenses during the Term to any third party that operates in the United States airline industry.

(g) Scope of the Release. The release contained in Paragraph 6 shall not extend to any claim that arises out of or relates to a breach or alleged breach of this Agreement.

(h) Interpretation. All Parties have participated in the preparation of this Agreement. Accordingly, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected to, or involving this Agreement.

(i) Attorney's Fees or Costs. In any proceeding regarding the breach or enforcement of this Agreement, the prevailing party in such proceeding shall receive its actual attorneys' fees and costs incurred in connection with such proceeding.

(j) Advice of Independent Counsel. The Parties hereby expressly acknowledge that the effect and import of this Agreement, including all rights and obligations, have been fully explained to them by their own counsel.

(k) Books and Records; Audit Rights. Mesa shall keep and preserve complete and accurate books, records and accounts sufficient to enable the amounts due Yucaipa hereunder to be verified. Subject to execution of a customary confidentiality agreement to protect Mesa's business and financial information, Yucaipa shall have the right, at Yucaipa's sole cost and expense, to have an independent certified public accountant inspect and audit the books, records and accounts kept and preserved by Mesa that relate to this Agreement, during normal business hours and upon reasonable prior notice, to verify the accuracy of the payments made to Yucaipa pursuant to this Agreement.

(l) Arbitration. Any controversy or dispute arising from or related to this Agreement or the breach, termination or validity thereof shall be settled by binding arbitration in accordance with JAMS in effect on the date of this Agreement by an independent and impartial arbitrator, mutually agreed upon by the Parties. The arbitration shall be governed by the Federal Arbitration Act, to the exclusion of state laws inconsistent therewith, and judgment upon the award rendered by the arbitrators may be entered by the United States District Court for the District of Hawaii.

(m) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with Hawaii law, which law shall be applicable to the Agreement as if it were entered into or to be performed in the State of Hawaii without regard to any choice of law provisions.

(n) Not an Admission. The Parties are entering into this Agreement for the purpose of resolving disputed issues between them and to avoid the costs and risks of litigation. None of the Parties have made, nor shall they be deemed to have made, any admission of liability or wrongdoing of any kind by their negotiation of or entry into this Agreement. Neither this Agreement nor any provision contained herein shall be construed by any person as an admission by any of the Parties as to the validity or invalidity of any position taken by any Party in the Action. Notwithstanding the foregoing, Mesa represents and warrants that the consideration provided hereunder by Yucaipa represents reasonably equivalent value (as that term is used in 11 USC 548 and comparable state law) for the consideration provided hereunder by Mesa.

(o) Public Statements. Promptly upon execution of this Agreement, the Parties may issue press releases at a mutual time agreed to by the Parties announcing the execution of this Agreement and other terms that the Parties mutually determine are required under applicable securities laws. The parties agree to exchange any such press releases 24 hours prior to their release, to consult with each other before issuing any such press releases and to not issue any such press releases without the prior consent of the other party, which shall not be unreasonably withheld or delayed. The parties further agree that any such press releases shall be made in accordance with all applicable securities regulations.

(p) No Third Party Beneficiaries. Except for any third parties covered by the release of the Released Claims pursuant to Paragraph 6(a), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(q) No Intent to Bid. Mesa represents and warrants that it never had any intention of bidding on the Assets (as defined in the Asset Purchase Agreement) at the auction conducted in connection with the sale of such Assets.

(r) Miscellaneous:

(i) Merger. Each of the Parties hereto represents that the terms of this Agreement are contractual and that this Agreement, including any and all Exhibits hereto and other documents referred to herein, constitutes the entire agreement between the Parties, is the final written expression and the complete and exclusive statement of all of the agreements, conditions, promises, representations, and covenants between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between and among the Parties, their respective representatives, and any other person or entity, with respect to the subject matter covered hereby.

(ii) Modification or Amendment to the Agreement. This Agreement may be modified only in writing, signed by each party hereto. The Parties shall execute and deliver such further instruments, documents, or papers and perform all such acts necessary or proper to carry out and effectuate the terms of this Agreement as may be reasonably requested by any Party hereto.

(iii) No Waiver. Any waiver by any Party of any provision of the Agreement in any instance shall not be deemed a waiver of such provision in the future.

(iv) Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(v) Notice. Any notices to be given under this Agreement to Yucaipa shall be sent to:

Yucaipa Corporate Initiatives Fund I, L.P.
9130 West Sunset Boulevard
Los Angeles, CA 90069
Attention: Robert P. Bermingham
Facsimile: 310-229-2870

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue

Los Angeles, CA 90071-1560
Attention: Thomas C. Sadler
Facsimile: 213-891-8763

Any notices to be given under this Agreement to Mesa shall be sent to:

Mesa Air Group, Inc.
Attention: General Counsel
410 No. 44th Street, Suite 700
Phoenix, Arizona 85008
Facsimile: 602-685-4352

with a copy to:

O'Melveny & Myers LLP
400 S. Hope St.
Los Angeles, CA 90071-2899
Attention: Marc Feinstein
Facsimile: 213-430-6407

(vi) **Counterparts.** This Agreement will be executed in two identical counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts may be delivered by electronic mail, with the intention that they shall have the same effect as an original counterpart.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

EXECUTED BY:

YUCAIPA CORPORATE INITIATIVES FUND I, L.P.
YUCAIPA CORPORATE INITIATIVES FUND I, LLC

By: ______________________________
Robert P. Bermingham
V.P.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

EXECUTED BY:

YUCAIPA CORPORATE INITIATIVES FUND I, L.P.
YUCAIPA CORPORATE INITIATIVES FUND I, LLC

By:________________________________

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MESA AIR GROUP, INC.

By: [signature]

____

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